Exhibit 99.2

Ingles Markets, Incorporated Announces Settlement with Securities and Exchange Commission

    ASHEVILLE, N.C.--(BUSINESS WIRE)--April 27, 2006--Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced that it has reached a settlement agreement with the Securities and Exchange Commission ("SEC") resolving a civil complaint filed April 27, 2006 against the Company in connection with the previously disclosed private investigation regarding certain vendor contracts entered into in fiscal years 2002 and 2003 and certain internal control accounting issues.
    The settlement does not require Ingles to pay a monetary penalty. Ingles settled the SEC's charges without admitting or denying the SEC's allegations. Under the settlement, Ingles has consented to the entry of injunctions against future violations of certain provisions of Federal securities laws. In February 2005, Ingles restated its financial statements for fiscal years 2002 and 2003 and the first three quarters of fiscal year 2004 in connection with the matters related to the SEC investigation and settlement. The settlement does not require additional restatement of the Company's results.
    Robert P. Ingle, chief executive officer, said, "We are very pleased to finally put this matter behind us, without the payment of a penalty, and are now able to completely focus our efforts on the Company's future. We believe that this resolution attests to our cooperation with the SEC, as well as our recent efforts to improve our internal control environment."
    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.

    CONTACT: Ingles Markets, Incorporated
             Ron Freeman, 828-669-2941 (Ext. 223)